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                                                                 EXECUTION COPY

                               SECURITY AGREEMENT

            This Security Agreement is made as of July 6, 2000 between iBaby, Inc., a Delaware corporation ("Pledgee"), and Babygear.com, Inc. a Delaware corporation ("Pledgor").

Recitals

            WHEREAS, pursuant to Pledgor's desire to purchase all of the rights, title and interests of Pledgee in and to Assets pursuant to the Asset Purchase Agreement dated as of July 6, 2000 (as amended, supplemented or otherwise modified from time to time, the "Purchase Agreement"), between Pledgor, Pledgee and iVillage Inc., a Delaware corporation, and the agreement between Pledgee and Pledgor that the consideration to be paid for such Assets shall be in the form of a US$9,898,627.11 convertible promissory note (the "Note"); and

            WHEREAS, Pledgee requires, and Pledgor is willing, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, to grant to the Pledgee, for the benefit of Pledgee, a security interest in 100% of the inventory being transferred as part of the Assets on the date hereof, as will be set forth on Schedules I and II of Disclosure Schedule Section 2.1 of the Purchase Agreement and as may be adjusted by the Inventory Schedule prepared pursuant to Section 2.3 of the Purchase Agreement (the "Closing Inventory"), except for any intellectual property, including without limitation customer lists, goodwill, know-how and other trade secrets, software, patents, copyrights, trademarks and domain names, if any, as partial security for the payment and performance by Pledgor of all of the obligations of Pledgor now or hereafter existing under the Note (the "Secured Obligations") by executing and delivering this Agreement; provided, however, that the Closing Inventory shall, when in the possession of Pledgor, be held separate and apart from the other inventory of Pledgor and shall be clearly marked and identified as security for the benefit of Pledgee.

            NOW, THEREFORE, in consideration of the mutual premises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby agrees with the Pledgee as follows:

            1. Definitions.

            "Agreement" shall mean this Security Agreement, including all amendments, modifications and supplements to the extent executed in accordance with the provisions hereof, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

      Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement. Except as otherwise specifically provided in this Agreement, the singular of any term shall include the plural, and vice versa, the use of any term shall be equally applicable to any gender, "or" shall not be exclusive, and "including" shall not be limiting or exclusive, and any reference to a "Section" shall refer to the relevant Section of this Agreement.


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            2. Creation and Description of Security Interest. Pledgor hereby pledges to the Pledgee, and grants to the Pledgee a security interest in Pledgor's right, title and interest in and to the Closing Inventory (collectively, the "Pledged Collateral") until the termination of this Agreement; provided, however that the Pledgee shall acquire a security interest only in such Pledged Collateral in an amount equal to the total cost of the Closing Inventory as of the date hereof and as listed under the columns titled
(i) "total cost" on Schedule I of Disclosure Schedule Section 2.1 of the Purchase Agreement and (ii) "ext.cost" on Schedule II of Disclosure Schedule
Section 2.1 of the Purchase Agreement and as may be adjusted by the Inventory Schedule prepared pursuant to Section 2.3 of the Purchase Agreement, provided, however, that the Closing Inventory shall, when in the possession of Pledgor, be held separate and apart from the other inventory of Pledgor and shall be clearly marked and identified as security for the benefit of Pledgee and that there shall be no encumbrance on any other inventory of Pledgor. Until the termination of this Agreement pursuant to Section 8 hereof, this Agreement and the Pledged Collateral secure the prompt payment and performance when due of each and every obligation that constitutes a part of the Secured Obligations of Pledgor.

            3. Pledgor's Representations and Covenants. To induce Pledgee to enter into this Agreement, Pledgor represents and covenants to Pledgee, its successors and assigns, as follows:

                  (a) Payment of Indebtedness. Pledgor will pay the principal sum of the Note secured hereby, together with interest thereon, at the time and in the manner provided in the Note.

                  (b) Encumbrances. Assuming that the Pledgor takes possession of the Closing Inventory free and clear of all Encumbrances, Pledgor is the sole owner of the Pledged Collateral and the Pledged Collateral is free of all Encumbrances (other than the Encumbrances hereunder or Encumbrances otherwise created by the Pledgee) and Pledgor will not further encumber the Pledged Collateral without the prior written consent of Pledgee.

                  (c) Authorization. Pledgor has the corporate right and capacity to pledge the Pledged Collateral to the Pledgee as provided herein.

                  (d) Binding Obligation. This Agreement has been duly executed and delivered by Pledgor and constitutes the legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

            The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Agreement.

            4. Pledgor covenants and agrees that as of the date hereof and until the Termination Date:


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                  (a) Transfer and Other Liens. Prior to the repayment in full in cash of $2,474,656.78 (or, if an adjustment occurs pursuant to Section 2.3 of the Purchase Agreement, one quarter of the outstanding principal amount of the Note as of July 6, 2000) of the Note, unless the Pledgee gives its prior written consent, Pledgor will not (a) sell, assign (by operation of law or otherwise), transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (b) create or suffer to exist any Encumbrance or grant a security interest in or upon or with respect to, or otherwise encumber any of its rights in or to, any of the Pledged Collateral; provided, however, that Pledgor may sell, assign, transfer or dispose of all or any part of the Pledged Collateral consistent with Pledgor's current practices or Pledgee's prior practice of selling its inventory without Pledgee's consent if the gross proceeds received from such sale, assignment, transfer or disposition of Closing Inventory set forth on Schedule I of Disclosure Schedule Section 2.1 less the total cost of any such Closing Inventory sold, assigned, transferred or otherwise disposed of as listed under the column titled "total cost" of Schedule I of Disclosure Schedule Section 2.1 of the Purchase Agreement (as may be adjusted under Section 2.3 of the Purchase Agreement) are used by the Pledgor to prepay the Note in accordance with Section 4(b) below.

                  (b) Release of Pledged Collateral Upon Sale. Pledged Collateral that is required to be released by Pledgee from the pledge and security interest created by this Agreement in order to permit the Pledgor to consummate any such permitted sale, assignment, transfer or disposition shall be so released by the Pledgee at such times and to the extent necessary to permit the Pledgor to consummate such permitted transactions. Pledgor shall on the tenth day of each month provide to Pledgee a written report of each permitted transaction that occurred in the prior month stating the type and amount of Pledged Collateral sold, the total consideration received, the total cost of the Pledged Collateral sold as calculated using the amounts listed under the column titled "total cost" of Schedule I of Disclosure Schedule Section 2.1 of the Purchase Agreement and as may be adjusted by the Inventory Schedule prepared pursuant to Section 2.3 of the Purchase Agreement and the amount to be remitted to Pledgee pursuant to clause (a) above. In addition, on the tenth day of each month, Pledgor shall pay to Pledgee the amount due to Pledgee as set forth in the report delivered to Pledgee by Pledgor pursuant to this clause (b). All payments made pursuant to the terms of this clause (b) shall be paid by check in U.S. dollars and shall be delivered to Pledgee at its address specified in
Section 13 of this Agreement. The Pledgee shall execute and deliver to the Pledgor any documents requested to be executed by it by the Pledgor that are reasonably necessary to release the Pledged Collateral of record pursuant to any permitted transaction described in clause (a) above.

                  (c) Further Assurances; Creation and Preservation of Lien. Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such action as the Pledgee, from time to time, may reasonably request in order to ensure to the Pledgee the benefits of the liens in and to the Pledged Collateral intended to be created by this Agreement and to protect any pledge or security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to the Pledged Collateral.

                  (d) Title. Pledgor has and will defend the title to the Pledged Collateral and the liens of the Pledgee thereon against the claim of any Person and will maintain


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and preserve such liens until such liens are realized in accordance with the terms hereof or until the Termination Date.

            5. Default. Pledgor shall be deemed to be in Default of the Note and of this Agreement in the event:

                  (a) Payment of principal or interest on the Note shall be delinquent for a period of ten (10) days or more; or

                  (b) Pledgor fails to perform any of the covenants set forth in the Note or contained in this Agreement for a period of thirty (30) days after written notice thereof from Pledgee.

            Upon the occurrence and during the continuance of an event of Default, as set forth above, (i) Pledgee shall have the right to accelerate payment of the Note upon notice to Pledgor and (ii) Pledgee shall thereafter be entitled to pursue its remedies as a secured party under the New York Commercial Code and Pledgee is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, and to the extent such Default is a payment default under the Note to sell the Pledged Collateral in one or more sales after at least ten (10) days' written notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Pledgor agrees is commercially reasonable), in each case subject to any limitations or restrictions imposed by applicable law. Subject to the limitations previously set forth in this Section 5, any sale of the Pledged Collateral shall be made at a public or private sale at a place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as the Pledgee may deem fair, and, to the extent permitted by applicable law, the Pledgee may be the purchaser of the whole or any part of the Pledged Collateral so sold, and hold the same thereafter in their own right free from any claim of Pledgor or any right of redemption. The Pledgee reserves the right to reject any and all bids at such sale which, in its reasonable discretion, it shall deem inadequate. Demands of performance, notices of sale, advertisements and the presence of property at sale are hereby waived, and any sale hereunder may be conducted by an auctioneer or any officer or agent of the Pledgee.

            If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid shall be inadequate to discharge in full the Recoverable Amount if there be but one sale, or if the Pledged Collateral be offered for sale in lots, if at any of such sales the highest bid for the lot offered for sale would indicate to the Pledgee, in its reasonable discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge in full the Recoverable Amount, the Pledgee may, on one or more occasions and in its reasonable discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived. For purposes hereof, "Recoverable Amount" means the difference between (x) $2,474,656.78 (or, if an adjustment occurs pursuant to Section 2.3 of the Purchase Agreement, one quarter of the outstanding principal amount of the Note as of July 6, 2000) plus the amount of any accrued and unpaid interest due on such principal amount of the Note and (y) all previously paid cash prepayments of the Note paid by Pledgor; provided, however, that


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Recoverable Amount shall not include any fees, costs, expenses incurred by
Pledgee pursuant to this Section 5 and Section12.

            In the event of any sales under this Section 5, the Pledgee shall, after deducting all costs and expenses of every kind (including reasonable attorneys' fees and disbursements) for care, safekeeping, collection, sale, delivery or otherwise, apply the residue of the proceeds of the sales up to the Recoverable Amount to the payment or reduction, either in whole or in part, of the Secured Obligations in accordance with Section 6 and the agreements and instruments governing and evidencing such Secured Obligations, returning the surplus, if any, to Pledgor.

            The Pledgor waives notice of the creation, advance, increase, existence, extension, or renewal of, or of any indulgence with respect to, the Secured Obligations; waives presentment, demand, notice of dishonor, and protest; waives notice of the amount of the Secured Obligations outstanding at any time, notice of any Default, and all other notices respecting the Secured Obligations (except for any such notices that are required to be given to the Pledgor pursuant to the other provisions of this Agreement, the Purchase Agreement, the Note or by applicable law); and agrees that maturity of the Secured Obligations and any part thereof may be accelerated, extended, or renewed one or more times by the Pledgee, in its discretion, without notice to the Pledgor (except for any such notices that are required to be given to the Pledgor pursuant to the other provisions of this Agreement, the Purchase Agreement, the Note or by applicable law). The Pledgor waives (a) any claim that, as to any part of the Pledged Collateral, a public sale, should the Pledgee elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for such Pledged Collateral, (b) except as otherwise provided in this Agreement, to the fullest extent not prohibited by applicable laws, notice or judicial hearing in connection with the Pledgee's disposition of any of the Pledged Collateral including any and all prior notice and hearing for any pre-judgment remedy or remedies and any such right that the Pledgor would otherwise have under the Constitution or any statute of the United States or of any state, and all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Pledgee's rights hereunder and (c) all rights of redemption, appraisal or valuation.

            To the extent permitted by law, Pledgor agrees that it will not interfere with any right, power or remedy of the Pledgee provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Pledgee of any one or more of such rights, powers or remedies. No failure or delay on the part of the Pledgee to exercise any such right, power or remedy, and no notice or demand which may be given to or made upon Pledgor by the Pledgee with respect thereto, shall operate as a waiver thereof, or limit or impair the Pledgee's right to take any action or to exercise any right, power or remedy hereunder, without notice or demand, or prejudice their rights against Pledgor in any respect.

            6. Application of Proceeds.

      After a Default, all cash proceeds received by the Pledgee in respect of any sale of, liquidation of or other realization upon all or any part of the Pledged Collateral shall first be applied by the Pledgee to the payment of the costs and expenses of such sale, including reasonable fees and expenses of the Pledgee's agents and counsel, and all reasonable expenses,


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liabilities and advances made or incurred by the Pledgee in connection therewith. All remaining cash proceeds received by the Pledgee up to the Recoverable Amount in respect of any sale of, liquidation of or other realization upon all or any part of the Pledged Collateral shall be applied by the Pledgee as follows:

                  (a) First, to the payment of that portion of the Secured Obligations consisting of accrued and unpaid interest, if any, on $2,474,656.78 of the principal amount of the Note (or, if an adjustment occurs pursuant to Section 2.3 of the Purchase Agreement, one quarter of the outstanding principal amount of the Note as of July 6, 2000);

                  (b) Next, to the payment of up to the Recoverable Amount of the Secured Obligations consisting of principal; and

                  (c) Next, to the payment of that remaining portion of the Secured Obligations consisting of principal.

      All cash proceeds received by the Pledgee in respect of any sale of, liquidation of or other realization upon all or any part of the Pledged Collateral and remaining after the application of the proceeds as set forth above, shall be paid to Pledgor, or to such person as the Pledgor may direct.

            7. Release of Collateral. There shall be released from this pledge a portion of the Pledged Collateral hereunder upon payments of the principal of the Note (or a written promise to pay all or a portion of the principal of the Note with the after-tax net proceeds of a sale of such Pledged Collateral). The amount of the Pledged Collateral which shall be released shall be the amount of Pledged Collateral which bears the same proportion to the initial amount of Pledged Collateral pledged hereunder as the payment of principal bears to the initial full principal amount of the Note.

            8. Term. This Agreement shall terminate (except as otherwise provided herein) on the earlier of (i) conversion of the Note pursuant to the terms of Paragraph 7(b) of the Note and (ii) the payment in cash of an aggregate of $2,474,656.78 (or, if an adjustment occurs pursuant to Section 2.3 of the Purchase Agreement, one quarter of the outstanding principal amount of the Note as of July 6, 2000) under the Note and upon the occurrence of such event, the Pledged Collateral shall be released from the liens and Encumbrances created hereby and Pledgor shall be entitled to the return of, and the Pledgee, upon such conversion or payment, shall return all of the Pledged Collateral at the time subject to this Agreement which may be in the Pledgee's custody hereunder and all instruments of assignment executed in connection therewith to Pledgor or such Person as the Pledgor may direct and all of Pledgor's liabilities hereunder shall at such time terminate. At the request and expense of Pledgor following any such termination, Pledgee shall execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

            9. Insolvency. Upon the occurrence of an Event of Default described in Paragraphs 4(f) or (g) of the Note, the Note shall accelerate pursuant to the terms of the Note and Pledgee may proceed under this Agreement as provided in the case of Default.


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            10. Pledgee Liability. In the absence of bad faith, willful misconduct or negligence on the part of Pledgee, Pledgee shall not be liable to any party for any of his acts, or omissions to act, as Pledgee. Notwithstanding anything to the contrary in this Agreement, Pledgee's liability under this Agreement shall not exceed the lesser of (i) the sum of the Secured Obligations plus any reimbursements pursuant to Section 12 and (ii) the net proceeds received by the Pledgee upon any sale or other disposition of all or any part of the Pledged Collateral other than in the case of liabilities arising out of or related to bad faith, willful misconduct or negligence on the part of the Pledgee.

            11. Use of Agents. The Pledgee may execute any of its rights hereunder through an agent or other designee and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

            12. Reimbursement. The Pledgor agrees to reimburse the Pledgee promptly for all reasonable expenses, including reasonable counsel fees, incurred by the Pledgee in connection with the enforcement of this Agreement upon an occurrence of a Default. Other than as set forth in the preceding sentence, neither the Pledgor nor any affiliate of Pledgor shall have any liability with respect to the expenses or fees of the Pledgee. This Section 12 shall survive any termination of this Agreement until such time as the amounts due under this Section 12 are paid in full in cash.

            13. Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be sent by courier or by facsimile transmission, to the parties hereto at their respective addresses set forth below, and notice shall be deemed given as of the date the notice is received if sent by courier or when transmitted if sent by facsimile:

            (a)     If to Pledgee:

                    iVillage Inc.
                    212 Fifth Avenue
                    New York, New York 10010
                    Attention:  Steven A. Elkes
                    Telecopy No.:  (212) 689-9513
                    Telephone No.:  (212) 206-3106

                    with a copy to:

                    iVillage Inc.
                    212 Fifth Avenue
                    New York, New York 10010
                    Attention:  Michael A. Gilbert
                    Telecopy No.:  (212) 689-9834
                    Telephone No.:  (212) 206-3167


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            (b)     if to Pledgor:

                    Babygear.com, Inc.
                    10 West 33rd Street, Suite 400
                    New York, New York 10001
                    Attention:  Preston Bealle, President and CEO
                    Telecopy No.: (212) 736-3578
                    Telephone No.:  (212) 736-2600

                    with a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, New York 10019-6064
                    Attention: John C. Kennedy, Esq.
                    Telecopy No.:  (212) 757-3990
                    Telephone No.:  (212) 373-3000

            Each of the above addressees may change its address for purposes of this Section 13 by giving to all other parties written notice of such new address in conformance with this paragraph.

            14. Invalidity of Particular Provisions. Pledgor and Pledgee agree that the enforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

            15. Successors or Assigns. Pledgor and Pledgee agree that all of the terms of this Agreement shall be binding on their respective successors and assigns, and that the terms "Pledgor" and "Pledgee" as used herein shall be deemed to include, for all purposes, the respective designees, successors, assigns, heirs, executors and administrators.

            16. Governing Law. This Agreement shall be interpreted and governed under the internal substantive laws, but not the choice of law rules, of New York.

            17. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

            18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

      "PLEDGOR"                          Babygear.com, Inc.,
                                         a Delaware corporation

                                         /s/ Preston Bealle
                                         -------------------------------------
                                         Signature

                                         Preston Bealle
                                         -------------------------------------
                                         Print Name

                                         President and Chief Executive Officer
                                         -------------------------------------
                                         Title


      "PLEDGEE"                          iBaby, Inc.,
                                         a Delaware corporation

                                         /s/ Steven Elkes
                                         -------------------------------------
                                         Signature

                                         Steven A. Elkes
                                         -------------------------------------
                                         Print Name

                                         Chief Executive Officer
                                         -------------------------------------
                                         Title

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